Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

SL Investment Corp.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$560,350,000	0.00014760	$82,707.66
Fees Previously Paid	—		—
Total Transaction Valuation	$560,350,000
Total Fees Due for Filing			$82,707.66
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$82,707.66

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the accompanying preliminary proxy statement filed by SL Investment Corp. of which this Exhibit 107 is a part.

(1) In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated based on the net asset value of the SLIC Common Stock as of March 31, 2024, as disclosed in SLIC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

(2) In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, calculated at $147.60 per $1,000,000 of the transaction value.